Exhibit 99.1

One University Plaza, Suite 400
Hackensack, NJ  007601

FOR IMMEDIATE RELEASE

Caprius’ Subsidiary Appoints McKesson Medical-Surgical as
U.S. Distributor for the Ambulatory Surgical Center Market for its
SteriMed Medical On-Site Waste Processing Systems

Hackensack, N.J. - April 11, 2007 - Caprius, Inc. (OTCBB: CAPS) today announced its subsidiary, M.C.M. Environmental Technologies, Inc. (“MCM”) has entered into a five year non-exclusive distribution agreement with McKesson Medical-Surgical, the leading provider of healthcare products and services to surgical centers, granting McKesson distribution rights to market MCM’s SteriMed systems for on-site medical waste processing to ambulatory surgical centers (ASCs) in the United States.

MCM's compact SteriMed systems process all regulated medical waste generated by surgical centers, including red bag waste, suction canisters and intact sharps containers. These units simultaneously shred the waste and mix it with a proprietary disinfectant, rendering the waste unrecognizable and disinfected, and therefore suitable for disposal as regular waste. On-site treatment is frequently less expensive for the center and is far more environmentally friendly.

Dwight Morgan, Caprius’, President and CEO, commented, "We are pleased that the nation’s leading and oldest healthcare service distribution company shares our vision of the potential for adoption of our SteriMed systems within the ASC market as a more cost effective and environmentally friendly way to deal with medical waste. McKesson offers medical-surgical manufacturers like MCM access to a distribution network that touches thousands of ASC facilities nationwide. With over 4500 facilities in the US, many of which can benefit from our technology, the ASC market represents a tremendous opportunity for sales growth. ASCs tend to be medium volume waste generators, a ‘glove-to-hand’ fit for our SteriMed product which was uniquely designed to provide an on-site waste treatment solution for facilities of this size. I can not imagine a more effective way to tap this potential than by having McKesson Medical-Surgical distribute our products, as is illustrated by the fact that we have already garnered our first mutual order. ”

About Caprius
Caprius, Inc. is a manufacturer of proprietary equipment for the on-site disinfection and disposal of infectious medical waste through its subsidiary, M.C.M. Environmental Technologies, Inc. The Company’s innovative SteriMed technology simultaneously shreds and disinfects solid and liquid regulated medical waste, reducing the volume by up to 90% and rendering it harmless for disposal as ordinary waste. The SteriMed units are economical, compact, efficient and convenient, as well as environmentally friendly. The MCM patented technology offers an alternative to hauling and incinerating medical waste. Industry analysts estimate the medical waste market to be approximately $3 billion in the US and approximately $10 billion worldwide. More information on the Company and MCM can be found at www.caprius.com and www.mcmetech.com.

Safe Harbor Statement
    This press release may contain forward-looking statements that involve risks and uncertainties. These statements refer to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as “anticipate,” “believe,” “intend,” “plan,” “expect” and other similar expressions. The Company’s actual results could differ materially from those discussed in, or implied by, such forward-looking statements. You should also be aware of risks and uncertainties that, in the Company’s view, could cause actual results to differ materially including changes related to regulatory and environmental approvals, manufacturing & quality control, operations, capital needs, technological advances by competitors and changes in health care reform, including reimbursement programs.

Certain information concerning economic trends and performance is based upon or derived from information provided by third-party consultants and other industry sources. While the Company believes that such information is accurate and that the sources from which it was obtained are reliable, it cannot guarantee the accuracy of such information, as it has not independently verified the assumptions on which projections of future trends and performance are based.

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Contacts
Beverly Tkaczenko                                  John G. Nesbett
Caprius, Inc.                                                       Institutional Marketing Services
Tel: (201) 342-0900, ext. 307                                   Tel: (203) 972-9200
Email: beverlyt@caprius.com                                           Email: jnesbett@institutionalms.com